Exhibit 99.4

[Letterhead of Greenhill & Co., LLC]

CONSENT OF GREENHILL & CO., LLC

We hereby consent to the inclusion of our opinion letter, dated April 20, 2005, to the Board of Directors of Archipelago Holding, Inc. appearing as Annex F to the proxy statement-prospectus which forms a part of the Amendment No. 2 to the Registration Statement on Form S-4 of NYSE Group, Inc. (No. 333-126780), and to the references in such proxy statement-prospectus to our firm, including under the headings “Summary,” “Summary—Opinion of Financial Advisors,” “Risk Factors—Risks Relating to the Mergers,” “The Mergers—Background to the Mergers,” “The Mergers—Archipelago’s Reasons for the Mergers; Recommendation of the Mergers by the Archipelago Board of Directors,” “The Mergers—Opinion of Archipelago’s Financial Advisor,” and “The Mergers—Certain Relationships and Related-Party Transactions”.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Amendment No. 2 to the Registration Statement on Form S-4 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Greenhill & Co., LLC

By:	/s/ Ulrika Ekman
Name:	Ulrika Ekman
Title:	Managing Director

Date:  October 21, 2005